Exhibit 99.1

Ulta Beauty and Target Announce Plans to Conclude Partnership in 2026

BOLINGBROOK, Ill., and MINNEAPOLIS, Minn., – August 14, 2025 – Today, Ulta Beauty (NASDAQ: ULTA) and Target Corporation (NYSE: TGT) announced that they have mutually agreed not to renew the Ulta Beauty at Target shop-in-shop partnership when the current agreement concludes in August 2026. Until then, the Ulta Beauty at Target experience will continue in Target stores and on Target.com.

Since launching in 2021, Ulta Beauty at Target has expanded access to prestige beauty and offered beauty enthusiasts the benefit of linking their Ulta Beauty Rewards and Target Circle accounts for added convenience and value. Guests with linked rewards accounts will continue to earn Ulta Beauty Rewards on eligible Ulta Beauty at Target purchases until August 2026.

“For 35 years, Ulta Beauty has revolutionized how people experience beauty – bringing together an unmatched assortment from mass to luxury – and our partnership with Target was one of many unique ways we have brought the power of beauty to guests nationwide,” said Amiee Bayer-Thomas, chief retail officer, Ulta Beauty. “As we continue to execute our Ulta Beauty Unleashed plans, we’re confident our wide-ranging assortment, expert services and inspiring in-store experiences will reinforce our leadership in beauty and define the next chapter of our brand.”

“We’re proud of our shared success with Ulta Beauty and the experience we’ve delivered together,” said Rick Gomez, executive vice president and chief commercial officer, Target. “The magic of shopping for beauty at Target is the combination of on-trend products that delight consumers with an inspiring and convenient shopping experience. We look forward to what’s ahead and remain committed to offering the beauty experience consumers have come to expect from Target – one centered on an exciting mix of beauty brands with continuous newness, all at an unbeatable value.”

Both companies remain committed to delivering a seamless shopping experience and product availability through the end of the partnership, as well as continuing to support their teams and partners during the transition.

As the largest U.S. specialty beauty retailer, Ulta Beauty delivers the best in beauty and wellness through an elevated omnichannel experience, including launching Ulta Beauty Marketplace later this year – a curated online destination designed to engage new brands and audiences.

Target will continue to curate a differentiated beauty assortment and new experience for its tens of millions of weekly shoppers, featuring a compelling lineup of essentials and unexpected finds, engaging product trial events, and a commitment to affordable prices.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest specialty beauty retailer in the U.S. and a leading destination for cosmetics, fragrance, skincare, haircare, wellness and salon services. Since opening its first store in 1990, Ulta Beauty has grown to approximately 1,500 stores across the U.S. and redefined beauty retail by bringing together All Things Beauty. All in One Place®. With an expansive product assortment, professional salon services and its beloved Ulta Beauty Rewards loyalty program, the company delivers seamless, personalized experiences across stores, Ulta.com and the Ulta Beauty App – where the possibilities are truly beautiful. Ulta Beauty is also expanding its presence internationally through a joint venture in Mexico, a franchise in the Middle East, and its subsidiary, Space NK, a luxury beauty retailer operating in the U.K. and Ireland. For more information, visit www.ulta.com.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website and press center.

Ulta Beauty Media Contact:

Crystal Carroll

Senior Director, Public Relations

ccarroll@ulta.com

Target Media Contact:

Target Media Relations

(612) 696-3400

press@target.com